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SMARTALK;

PR News Wire via Dow Jones

     NEW YORK, April 1 /PRNewswire/ -- AT&T today announced that it has completed the bankruptcy-court approved purchase of substantially all of the assets of SmarTalk TeleServices, Inc. for approximately $145 million. As previously reported, SmarTalk filed for a Chapter 11 reorganization in the bankruptcy court, district of Delaware in January.

     "The addition of SmarTalk's well-established retail channels and its state-of-the-art platform technology gives AT&T the ability to accelerate the growth and scope of our PrePaid Card business," said Howard McNally, president of AT&T Transaction Services. "As the prepaid card industry continues to grow rapidly, we've been expanding our retail distribution of AT&T PrePaid cards to keep pace with the demand."

     AT&T said that nearly all of SmarTalk's approximately 170 employees will be offered employment. SmarTalk, a leading provider of prepaid cards and prepaid wireless services, has distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K.

     Separately, AT&T today also announced it has completed the sale of its Language Line Services over-the-phone interpretation business to an affiliate of Providence Equity Partners, Inc. Terms of the transaction were not disclosed. /CONTACT: Eileen M. Connolly of AT&T, 908-221-6731, 888-602-5417 - pager, or econnolly@att.com/ 14:49 EST

0151 04/01/99 14:49 EST HT
Byline2: NEW YORK, April 1 /PRNewswire/ -- AT&T today announced that it has completed the Copyright (c) 1999 PR Newswire